UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 4, 2016

UNILIFE CORPORATION

(Exact name of Registrant as Specified in Charter)

Delaware	001-34540	27-1049354
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Cross Farm Lane, York, Pennsylvania		17406
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (717) 384-3400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On February 4, 2016, the Board of Directors (the “Board”) of Unilife Corporation (the “Company”) determined to cancel the special meeting of the Company’s stockholders that was scheduled to be held on Monday, February 8, 2016, at 4:00 P.M. U.S. Eastern Time, at the Crowne Plaza Philadelphia Hotel – King Of Prussia, 260 Mall Blvd., King of Prussia, Pennsylvania 19406 (the “Special Meeting”).

In order to comply with NASDAQ Marketplace Rule 5635(d), the Special Meeting was being held to approve the potential issuance of 20% or more of the Company’s outstanding common stock upon the redemption or conversion of, payment of dividends on and conversion premium on the 790 shares of the Company’s Series A Redeemable Convertible Preferred Stock (collectively, the “Preferred Shares”) that the Company issued to an institutional investor (the “Fund”) pursuant to that certain Stock Purchase Agreement, dated November 9, 2015, by and between the Company and the Fund (the “Purchase Agreement”).

The Company no longer has any Preferred Shares outstanding. As previously disclosed, on February 3, 2016, the Company entered into that certain First Amendment to the Purchase Agreement, pursuant to which the Company agreed to issue to the Fund 8,316,678 shares of the Company’s common stock (collectively, the “Shares”), which amount, when aggregated with the shares of the Company’s common stock that the Company had previously issued to the Fund in connection with the Purchase Agreement, represent less than 20% of the Company’s outstanding common stock. The Fund has converted the 790 Preferred Shares into shares of the Company’s common stock and is no longer the holder of any Preferred Shares and, upon the timely delivery of the Shares, the Company will have no further obligations to the Fund with respect to any of the Preferred Shares. Since the Company will not be issuing 20% or more of its outstanding common stock to the Fund stockholder approval is no longer required, and the Board determined to cancel the Special Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Unilife Corporation

Date: February 5, 2016	By:	/s/ Alan Shortall
		Name:	Alan Shortall
		Title:	Chairman and Chief Executive Officer

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